CLENERGEN
Clean Energy Generation

MEMORANDUM OF AGREEMENT

Dated August ______ 2009

This Agreement by Growmore Biotech Limited, a Company incorporated in Tamilnadu, with registered address at 43, Main road, Sri Ramiah Building, Kovilpatti- 628501, Tamilnadu, India (hereinafter referred to as **GBL**)

AND

Clenergen India Private Limited, a Company registered in the State of Tamilnadu, India and registered address at 31A, Cathedral Garden Road, Chennai 600034, Tamilnadu,India (hereinafter referred to as **CI**).

ARTICLE 1 -PURPOSE OF AGREEMENT:

WHEREAS, GBL is in the business of the production and sale of micro propagated tissue cultures of various plant, grass and trees and undertakes plant science research and development, biotechnology and the application of a Polyploidisation Process to certain plant species for increasing their exponential growth and providing consultancy for establishment of "Energy Plantation" as well as Turnkey implementation of "Energy Plantation" for maximising the growth and biomass yield potential.

WHEREAS, CI is in the business of the cultivation of feedstock/biomass for use in gasification processes for the purpose of producing electricity and licensing of technology used in the production of feedstock and power generation

WHEREAS, CI for the purposes of cultivation of the feedstock and generation of 80 MW per hour of electricity in Tamilnadu and Karnataka India, intends to acquire 4000 acres of land in Tamilnadu and 16,000 acres of land in Karnataka, as well as establishing plantations in Guyana and Ghana.

WHEREAS, GBL are experienced in the field of micro propogation, biotechnology, agronomy for energy plantation and intend to conduct laboratory experiments and field trials derived from the application of Polyploidisation which enables the multiplication of Chromosomes to occur "on demand" without genetically modifying the organism or genetically engineering the plant.

WHEREAS, GBL have been appointed by CI as a supplier of micro propagated planting materials, advisors to perform research, development and modifications involving the use of the Polyploidisation Process. GBL warrants that it has the legal right to grant all intellectual property rights that arise from the application of polyploidisation on mother stock of tree species supplied by CI.

For GROWMORE BIO-TECH LTD.
N. BAKTHI
DIRECTOR

ARTICLE 2: ELEMENTS OF THE AGREEMENT

GBL will provide micro propagated planting materials, plant science, research, development and agronomy management services for assistance with the implementation of plantations of polyploidy Paulownias and Beema Bamboo, under a scope of work as "detailed in schedule 1, subject to the terms and conditions contained herein:

2.1.1 GBL will be engaged in field trials over 2 acres of suitable land for spacing evaluation of Paulownias, both from mother stock delivered by CI and mother stock belonging to GBL

2.1.2 GBL will select specific strains of the biomass feedstock from the mother stock of paulownias supplied by CI and GBL, for the purpose of applying the Polyploidy Technology Plant Adaption Process and GBL shall produce a new variety of biomass feedstock suitable to be cultivated under the climatic and soil conditions on the land surveyed in Tamilnadu, India, Guyana and Ghana. GBL shall propagate and supply the new variety of plants in monthly instalments.

2.1.3 CI shall get the new variety propagated for the first 5 years with GBL only subject to GBL being in a position to meet the commercial planting requirements of CI within the specified time frames.

2.1.4 CI will retain ownership, interest plant breeding rights and patents in the adapted biomass feedstock produced from paulownias. GBL agrees that it will not provide mother stock from the adapted biomass feedstock of the new variety developed, to any third party for the purpose of being cultivated to produce biomass.

2.1.5 CI will directly supply strains of the selected biomass feedstock free of Genetically Modified Organisms (GMO) in order to apply the Polyploidisation Process.

2.1.6 CI will pay GBL in Indian Rupees and amount, as specified in Schedule 2 to this agreement, per micro propagated plant to be supplied by GBL to CI as per Schedule 1, subject to each shipment being pre approved for delivery. A Fee of Rs.2,500,000/- (exclusive of applicable taxes) as Research and Development charges (R & D charges) on each mother stock selection for the application of the Polyploidy Technology on each mother stock selected for the project and to deliver polyploidy plants. Such fee shall include the necessary agronomical inputs, cultivation practices and specifications for fertilizers and bio pesticides in order to cultivate the biomass feedstock. Payment of the fee of Rs.2,000,000/- for Year 1 be in four quarters details of which will be paid in the beginning of the quarter and Rs. 500,000 shall be paid in Year 2 at a time to be mutually agreed upon.

2.1.7 GBL will be responsible for providing sufficient planting materials as per Schedule I. Delay in supply by GBL and taking delivery by CI is acceptable only for one month.

2.1.8 CI responsible for taking the planting materials as per schedule and in the event of postponement or cancellation of delivery, the value of quantity ordered for next 6 months should be paid to GBL, which will be in different stages of propagation.

2.1.9 It is hereby agreed between the parties hereto that CI shall cause to have 1 million shares in Clenergen Corporation, USA,, the parent company of CI,listed in NASDAQ and trading under the ticker symbol 'CRGE' to be issued as part consideration towards the services and plants being provided by GBL to CI and in consideration thereof, GBL offers to supply the plants required by CI at prices contained in Schedule 2. In the event of such shares not being issued to GBL within 90 days from the date of this agreement, rates as contained in Schedule 3 shall apply.

For GROWMORE BIO-TECH LTD.,
(N. BARATHI)
DIRECTOR

2.1.10 The cost of the planting materials ordered by CI as per rates contained in Schedule 2 shall be paid by CI to GBL as follows:

- 10% of the cost along with the confirmed purchase order.
- 25% of the cost three months before the scheduled date of delivery
- 25% of the cost one month before the scheduled date of delivery
- 40% of the cost at the time of delivery of the plants .

2.1.11 BL will assist with gaining clearance for the import and export of mother stock and or strains of the biomass feedstock, including but not limited to quarantine specifications or other statutory limitations associated with the import and export of mother stock.

ARTICLE 3: CONFIDENTIALITY

Both parties have signed a Binding Non Disclosure/Confidentiality Agreement as of 2009 and have agreed to adhere to the terms and conditions of this Agreement.

ARTICLE 4: TERMINATION

Either Party may terminate the Agreement at any time by providing not less than sixty (60) calendar day's prior written notice.

ARTICLE 5: JURISDICTION

This Agreement will be governed by the Laws of India. The Courts of Chennai in India will have exclusive jurisdiction arising out of or in connection with this Agreement

This Agreement shall not be assignable without the prior written consent of GBL and CI.

This Agreement is hereby entered into this the ______ day of August 2009.

Signed:

____

Mark LM Quinn, on behalf of Clenergen India Private Limited

Signed:

____

Dr N.Barathi, on behalf of Growmore Biotech Limited

CLENERGEN
Clean Energy Generation

SCHEDULE 1

The scope of work will include but not be limited to the following deliverables:

1. Undertake the polyploidisation of mother stock supplied by CI from its plantation Guyana in order ensures the exponential growth
2. Undertake the polyploidisation of mother stock supplied by GBL from its plantation Guyana in order ensures the exponential growth
3. Set up and conduct the following trials:
   - ¼ acre spacing trials using mother stock of non hybrid paulownia provided by CI in planting density of 1000 per acre.
   - ¼ acre spacing trials using mother stock of hybrid paulownia provided by CI in planting density of 2000 per acre
   - ¼ acre spacing trials using mother stock of hybrid paulownia provided by GBL in planting density of 1000 per acre.
   - ¼ acre spacing trials using mother stock of hybrid paulownia provided by GBL in planting density of 2000 per acre
   - ½ acre spacing trials using mother stock of polyploidy paulownia provided from Australian origin in planting density of 1000 per acre.
   - ½ acre spacing trials using mother stock of polyploidy paulownia provided from Australian origin in planting density of 2000 per acre
4. The supply of 800,000 hybrid Paulownias saplings hardened and ready to transplant into the field excluding transportation to CI's plantation site in Tamilnadu from mother stock supplied by CI The supply shall commence after 12 months from the date of delivery of mother stock by CI to GBL @ 200,000 plants per month.
5. The supply of 800,000 hybrid Paulownias saplings hardened and ready to transplant into the field excluding transportation to CI's plantation site in Tamilnadu from mother stock supplied by GBL from India. The supply of plants shall commence from the 6th th month from the date of placement of CI's confirmed purchase order on GBL @ 200,000 plants per month.
6. The supply of 1,200,000 beema bamboo saplings including hardening and ready to transplant in the field, excluding transportation to the plantation site of CI in Tamilnadu, on or before January 31st 2010. The supply would start from one month from the date of confirmed order @ 300,000 to 400,000 plants per month.
7. The supply of 5,000,000 Polyploidy Paulownias saplings in plastic containers suitable for export to Guyana . The supplies of plants shall commence from the 21st month from the date of placement delivery of CI's motherstock to GBL @ 500,000 plants per month.
8. The supply of 16,000,000 beema bamboo saplings including hardening and ready to transplant into the field excluding I transportation to the site in Central and North Karnataka, on or before March 31st 2011 . Supplies of Plants shall commence from the 6th month from the date of placement of CI's confirmed purchase order on GBL and shall be completed within 18 months from the date of the said Purchase order.

For GRO... BIO-TECH LTD.,
(N. BARATHI)
DIRECTOR

Schedule 2

T.C.Paulownia plants:

Netpot stage plants	:	Rs. 8.75 per plant, Ex-Hosur, Tamilnadu
Polybag plants	:	Rs. 10.25 per plant, Ex-Hosur, Tamilnadu

T.C.Beema Bamboo plants:

Netpot stage plants	:	Rs. 15.50 per plant, Ex-Hosur, Tamilnadu
Polybag plants	:	Rs. 17.00 per plant, Ex-Hosur, Tamilnadu

Schedule 3

T.C.Paulownia plants:

Netpot stage plants	:	Rs.10/- per plant, Ex-Hosur, Tamil Nadu
Polybag plants	:	Rs.12/- per plant, Ex-Hosur, Tamil Nadu

T.C.Beema Bamboo plants:

Netpot stage plants	:	Rs.18/- per plant, Ex-Hosur, Tamil Nadu
Polybag plants	:	Rs.20/- per plant, Ex-Hosur, Tamil Nadu

For GROWMORE BIO-TECH LTD.,

(N. BHARATHI)
DIRECTOR